                                                                    EXHIBIT 99.2

                                                 [LETTERHEAD OF ARTHUR ANDERSEN]

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have examined the accompanying management's assertion about First USA Bank, N.A.'s (the "Servicer"), compliance with the covenants and conditions of Sections 3.02, 3.04, 3.09, 4.02, 4.03, 4.04, 4.05 and 8.08 of the Banc One
Credit Card Master Trust Pooling and Servicing Agreement dated as of November 1, 1994 (the "Agreement") and the Supplements thereto for Series 1995-A, Series 1995-B, Series 1996-A, Series 1997-1 and Series 1997-2 (the "Supplements"), as amended, between the Servicer and the Bankers Trust Company (as Trustee for the various Certficateholders and Enhancement Providers of Banc One Credit Card Master Trust) (together, the "Agreements"), for the twelve months ended December 31, 1999. Management is responsible for the Servicer's compliance with the Agreements. Our responsibility is to express an opinion on management's assertion about the Servicer's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

As discussed in management's assertion, management, in providing its assertion on compliance, assumed the accuracy of the reports prepared by the Servicer's third party credit card processor and did not extend its assessment to the relevant aspects of the Servicer's compliance that are the responsibility of the third party credit card processor. Accordingly, our examination did not extend to these aspects of the Servicer's compliance that are the responsibility of the third party credit card processor, and we do not express an opinion or any other form of assurance on these compliance aspects.

As discussed in management's assertion, during the twelve months ended December 31, 1999, the Servicer experienced delays in the timely posting of payments to customer accounts due to backlogs that occurred at a third party processor. The Servicer's relationship with this processor has since been terminated and as of December 31, 1999, payments are being processed internally and in accordance with Bank policy and usual and customary servicing procedures.

In our opinion, management's assertion that except for the matter discussed in the preceding paragragh, the Servicer complied with the covenants and conditions of the sections of the Agreements referred to in the first paragraph during the twelve months ended December 31, 1999, is fairly stated, in all material respects.



                                         /s/ Arthur Andersen LLP

Chicago, Illinois
March 08, 2000

                       ASSERTION BY FIRST USA BAK, N.A.



The management of First USA Bank, N.A. (the "Servicer") is responsible for complying with the covenants and conditions of Sections 3.02, 3.04, 3.09, 4.02, 4.03, 4.04, 4.05 and 8.08 of the Banc One Credit Card Master Trust Pooling and Servicing Agreement dated as of November 1, 1994 (the "Agreement") and the Supplements thereto for Series 1995-A, Series 1995-B, Series 1996-A, Series 1997-1 and Series 1997-2 (the "Supplements"), as amended, between the Servicer and the Bankers Trust Company (as Trustee for the various Certficateholders and Enhancement Providers of Banc One Credit Card Master Trust) (together, the "Agreements").

During the twelve months ended December 31, 1999, the Servicer experienced delays in the timely posting of payments to customer accounts due to backlogs that occurred at a third party processor. The relationship with this processor has since been terminated and as of December 31, 1999, payments are being processed internally and in accordance with Bank policy and usual and customary servicing procedures. Management is working diligently to reimburse in full cardholders affected by the above delays for any and all fees and finance charges incurred as a result of the delays.

Management has performed an evaluation of the Servicer's compliance with the Agreements and based on this evaluation management believes that except for the matter discussed in the preceding paragraph, the Servicer has complied with the covenants and conditions of sections of the Agreements referred to above during the twelve months ended December 31, 1999.

In providing this assertion on compliance, we have assumed the accuracy of the reports prepared by the Servicer's third party credit card processor and did not extend our assessment to the relevant aspects of the Servicer's compliance that are the responsibility of the third party credit card processor. Accordingly, our assessment does not extend to these aspects of the Servicer's compliance that are the responsibility of the third party credit card processor, and we do not express any form of assurance on these compliance aspects.

 /s/ MICHAEL LOONEY                           /s/ TRACIE KLEIN
-------------------------------------       -----------------------------------
Michael Looney                               Tracie H. Klein
Executive Vice President - Operations        First Vice President

 /s/ JEFFREY RIGG
-------------------------------------
Jeffrey Rigg
Senior Vice President - Accounting